Exhibit 10.3

HQ Global Workplaces Service Agreement

Service Agreement Type:	Agreement Date:	May 4, 2005

Business Center Bank Details

Street/Floor	4819 Emperor Blvd., Imperial Business Park - 4th Floor	Name:
City:	Durham	Sort code:
State & Zip Code:	NC, 27703	Account number:

Client details (not an HQ center address)		Corporate Account	☐ Yes PCA ☐ Yes
Company Name:	Tranzyme Pharmceuticals	Federal ID No.:
Address:	3001 12th Avenue North	Contact Name/Title:	Vipin K. Garg, Ph.D.
State:	Quebec	City:	Sherbrooke
Telephone:	819.820.6838	Zip Code:	J1H 5N4
Emergency Contact:	919.434.6643	Fax:	819.820.6841
Email Address:	vgarg@tranzyme.com	Emergency Phone:

Invoicing details (if different)		Contact Name/Title:	Accounts Payable
Company Name:		City:
Address:		Zip Code:
State:		Fax:
Telephone:

The standard fee (excluding tax)

Office Number	Market Office Price per Month $	Monthly Office Price $	Number of workstations	Total per Month $	Comments

447	$8,240.00	$6,180.00	1	$6,180.00	Please see addendum A,B,C
				$0.00	455,456,457 Rent free for May
				$0.00	$2700 rent for month of June
				$0.00	Free rent thereafter until occ.
				$0.00	of Suite 447.
$0.00
$0.00
		Total per Month $		$6,180.00

Initial Payment:	Monthly Office Payment				$6,180.00
	Service Retainer			2	$10,180.00
	Monthly Taxes	Rate	0.00%		$0.00

	Total Initial Payment				$16,360.00
Monthly Payment:	Total Monthly Pymt (excl. of services)				$6,180.00

Length of Agreement	Start date (MM/DD/YY):	May 1, 2005	End date (MM/DD/YY):	February 28, 2006

Comments

After first three months, client to have 30-day notice period to break agreement without penalty. Proper written notice required to exercise the break and must end the last day of the month.

Check here if you do not consent to HQ processing data in accordance with Clause 28 of this Agreement. ☐

We are HQ Global Workplaces, Inc at 15305 North Dallas Parkway, 14th Floor, Addison, TX 75001.  This Agreement incorporates our terms of business set out on attached Terms of Business which you confirm you have read and understood.  We both agree to comply with those terms and our obligations as set out in them.  Note that the Agreement does not come to an end automatically.  See “Bringing your Agreement to an end”.

Name (printed)	/s/ Richard I. Eisenstadt	Name (printed)	Jennifer Dittmer
Title (printed)	Richard I. Eisenstadt	Title (printed)	Sales Manager
Date (MM/DD/YY)	5/6/2005	Date (MM/DD/YY)	4/28/2005

SIGNED on your behalf (Client)		SIGNED on our behalf (HQ Global Workplaces, Inc)

Terms of Business

USING HQ BUSINESS CENTERS

1. We Are HQ Global Workplaces Inc. known hereafter as “HQ”.

These are our terms of business. They apply to the service Agreement which you the client have signed (which we refer to simply as your Agreement).

Your Agreement supersedes any previous Agreement you may have with us for the same services and contains all the terms we have agreed.

STANDARD SERVICES INCLUDED IN YOUR STANDARD FEE

2. Furnished Office Accommodation

We are to provide the number of serviced and fully furnished accommodations for which you have agreed to pay in the business center stated in your Agreement (also referred to in this Agreement as the “Furnished Office Accommodation” or the “Accommodation(s)”). Your Agreement lists the accommodations we have initially allocated for your use.

Occasionally, we may need to allocate different accommodations, but these will be of equivalent size and we will attempt to obtain your approval with respect to such different accommodations in advance.

3. Office Services

We are to provide the services described on the front of this Agreement, the HQ workstation or cube offer and the Connectivity Order during normal operating hours Monday to Friday. (Connectivity is available 24/7)

We are happy to discuss special arrangements for use of these services outside our normal operating hours. All services are subject to the availability of our center team at the time of any service request. We will endeavor to deal with a service request at the earliest opportunity, but will not be held responsible for any delay.

If in our opinion, we decide that a request for any particular Business Service is excessive, we reserve the right to charge an additional fee at our usual published rates based on the time taken to complete the service.

4. HQ Internet Access

You must comply with any copyright notices, license terms or other notices appearing on screen or as part of any material on the Internet or our network. You must not copy, use or exploit such software or other material in any way, unless we have explicitly given you permission to do so. You must strictly comply with the terms of any permission that we give.

We do not make any representations as to the security of our network (or the Internet) or of any information that you place on it. You should adopt whatever security measures (such as encryption) you believe are appropriate to your circumstances.

We cannot guarantee that a particular degree of availability will be attained in connection with your use of the services.

You hereby warrant to us that our provision of these services to you will not infringe the rights of any third party.

You agree to comply with the HQ Technology Policy as set out on the HQ acceptable use policy located in your welcome pack upon move in.

We warrant that the services shall be provided and performed in a professional and workmanlike manner and shall conform to the description of the services set out in the offers for “HQ Connectivity Services”. If we fail to provide the services as warranted, your sole and exclusive remedy shall be the remedy of such failure by us within a reasonable time after written notice.

The above warranty is in lieu of all other terms, conditions and warranties, whether express or implied by usage, custom, statute or otherwise, appertaining to the services and manner in which we perform our obligations and exercise our rights including, but without prejudice to the generality of the foregoing, such as relate to the description, performance, quality, suitability or fitness for any particular purposes, of the services. We do not warrant that the services will be uninterrupted or error free.

USING THE ACCOMMODATION

5. On Moving In

You will be asked to sign an inventory of all accommodation(s), furniture and equipment you are permitted to use, together with a note of its condition, and details of the keys or entry cards issued to you. You may at any time have as many employees working in your accommodation(s) as there are allowable workstations. This number is noted on the front of this Agreement. If at any time you exceed the number of people than there are workstations those employees will pay the hourly or daily rate for additional accommodations. This fee will be in addition to the monthly supplemental fee and Hotdesk fee.

6. The Nature Of Your Business

You must only use the accommodation for office purposes, and only for the business stated in your Agreement or subsequently agreed with us. Office use of a “retail” nature, involving frequent visits by members of the public, is not permitted. You must not carry on a business which competes with our business of providing serviced office accommodations. You must not use the name HQ in any way in connection with your business.

7. Your Name And Address

You may only carry on that business in your name or some other name that we previously agree. At your request and cost we will include that name in the house directory at the business center, where this is available. You must not put up any signs on the doors to your accommodation or anywhere else which is visible from outside the Accommodation you are using. You may use the business center address as your business address. If you use the center address as your registered business address, you must have a third-party registered as your agent for service of process.

8. Taking Care Of Our Property

You must take good care of all parts of the business center, its equipment, fittings and furnishings which you use. You must not alter any part of it. You are liable for any damage caused by you or those in the business center with your permission or at your invitation.

9. Office Furniture And Equipment

You must not install any furniture or office equipment, cabling, IT or telecom connections without our consent, which we may refuse at our absolute discretion.

10. Keys And Security

Any keys or entry cards which we let you use remain our property at all times. You must not make any copies of them or allow anyone else to use them without our consent. Any loss must be reported to us immediately and you must pay the cost of replacement keys or cards and/ or changing locks, if required. If you are permitted to use the business center outside normal working hours it is your responsibility to lock the doors to your accommodation and to the business center when you leave.

11. Comply With The Law

You must comply with all relevant laws and regulations in the conduct of your business. You must do nothing illegal. You must not do anything that may interfere with the use of the business center by us or by others, cause any nuisance or annoyance, increase the insurance premiums we have to pay or cause loss or damage to us or to the owner of any interest in the building which contains the business center. You acknowledge that (a) the terms of the foregoing sentence are a material inducement to us for the execution of your Agreement and (b) any violation by you of the foregoing sentence shall constitute a material default by you hereunder, entitling us to terminate your Agreement.

12. Comply With House Rules

You must comply with any house rules which we impose generally on users of the business center whether for reasons of health and safety, fire precautions or otherwise.

13. Insurance

It is your responsibility to arrange insurance for your own property which you bring into the business center and for your own liability to your employees and to third parties.

PROVIDING THE SERVICES

14. Access To Your Accommodation

We can enter your accommodation at any time. However, unless there is an emergency we will as a matter of courtesy try to inform you in advance when we need access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. We will also respect security procedures to protect the confidentiality of your business.

15. At The Start Of Your Agreement

If for any reason we cannot provide the Accommodation(s) stated in your Agreement by the date when your Agreement is due to start we have no liability to you for any loss or damages but you may cancel the Agreement without penalty. We will not charge you the standard fee for accommodations you cannot use until they become available.

16. Suspension Of Services

We may by notice suspend the provision of services (including access to the business center) for reasons of political unrest, strikes, or other events beyond our reasonable control, in which event payment of the standard fee will also be suspended for the same period.

17. Our Liability

We are not liable for any loss as a result of our failure to provide a service as a result of mechanical breakdown, strike, delay, failure of team, termination of our interest in the building containing the business center or otherwise unless we do so deliberately or are grossly negligent. We are also not liable for any failure until you have informed us about it in writing and given us a reasonable time to put right.

You agree (a) that we will not have any liability for any loss, damage or claim which arises as a result of, or in connection with, your Agreement and/or your use of the services except to the extent that such loss, damage, expense or claim is directly attributable to our deliberate act or our gross negligence (our liability); and (b) that our liability will be subject to the limits set out in the next paragraph.

We will not in any circumstances have any liability for loss of business, loss of profits, loss of anticipated savings, loss of or damage to data, third party claims or any consequential loss. We strongly advise you to insure against all such potential loss, damage expense or liability.

We will be liable:

•                  up to a maximum of $1,000,000 (for any one event or series of connected events) for damage to your personal property;

•                  up to a maximum equal to 125% of the total fees paid under your Agreement up to the date on which the claim in question arises or $50,000 (whichever is the higher), in respect of all other losses, damages expenses or claims.

YOUR AGREEMENT

18. The Nature Of Your Agreement

Your Agreement is the commercial equivalent of an Agreement for accommodation in a hotel. The whole of the business center remains our property and in our possession and control. You acknowledge that your Agreement creates no tenancy interest, leasehold estate or other real property interest in your favor with respect to the accommodation. We are giving you just the right to share with us the use of the business center so that we can provide the services to you. The Agreement is personal to you and cannot be transferred to anyone else. We may transfer the benefit of your Agreement and our obligations under it at any time.

19. Duration

Your Agreement lasts for the period stated in it and will then automatically be extended for successive periods equal to the current term but no less than 3 months until brought to an end by you or by us. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be the market price listed on the front of the service Agreement. In all other respects your Agreement will renew on the same terms and conditions.

20. Bringing Your Agreement To An End

Either of us can terminate your Agreement at the end date stated in it, or at the end of any extension or renewal period, by giving at least three months written notice to the other. However, if your Agreement, extension or renewal is for three months or less and one of us wishes to terminate it, the notice period is two months or if shorter one week less than the period stated in your Agreement, extension or renewal.

21. Ending Your Agreement Immediately

We may put an end to your Agreement immediately by giving you notice if: you become insolvent, go into liquidation or become unable to pay your debts as they fall due, you are in breach of one of your obligations which cannot be put right or which we have given you notice to put right and which you have failed to put right within fourteen days of that notice, or your conduct, or that of someone at the business center with your permission or at your invitation, is incompatible with ordinary office use.

If we put an end to the Agreement for any of these reasons it does not put an end to any then outstanding obligations you may have and you must:

•                  pay for additional services you have used

•                  pay the standard fee for the remainder of the period for which your Agreement would have lasted had we not ended it, or (if longer) for a further period of three months, and

•                  indemnify us against all costs and losses we incur as a result of the termination.

22. If The Business Center Is Not Available

In the unlikely event that we are no longer able to provide the services and accommodation at the business center stated in your Agreement then your Agreement will end and you will only have to pay standard fees up to the date it ends and for the additional services you have used. We will try to find a suitable alternative accommodation for you at another Regus/HQ business center.

23. When Your Agreement Ends

Upon your departure or if you, at your option, choose to relocate to a different accommodation within the business center a flat fee ($250.00 per office) will be assessed to cover the routine cost of repainting and redecorating the accommodation to return it to its original condition in addition to general maintenance to the common areas of the business center in which you have had access. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If you leave any of your own property in the business center we may dispose of it in any way we choose without owing you any responsibility for it or any proceeds of sale.

In order to transition your mail and telephone calls from the business center, you will be automatically entered into a HQ Virtual Office (“VO”) Agreement with us on our standard terms at the time for 3 months. Current contract terms and pricing can be obtained online or through your HQ General Manager.

If you continue to use the accommodation when your Agreement has ended:

•                  you are responsible for any loss, claim or liability we incur as a result of your failure to vacate on time.

•                  we may, at our discretion, permit you an extension subject to a surcharge on the standard fee.

24. Employees

While your Agreement is in force and for a period of six months after it ends, you must not solicit or offer employment to any of our current employees or anyone who has left our employment in the last 3 months. If you do, we estimate our loss at the equivalent of one year’s salary for each of the employees concerned and you must pay us damages equal to that amount.

25. Notices

All formal notices must be in writing. Client is responsible to keep current address of record on file with the center.

26. Confidentiality

The terms of your Agreement are confidential. Neither of us may disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues after your Agreement ends.

27. Indemnities

You must indemnify us in respect of all liability, claims, damages, loss and expenses which may arise (except to the extent caused by our gross negligence or willful misconduct).

•                  If someone dies or is injured while in the accommodation you are using.

•                  From a third party in respect of your use of the business center and the services.

•                  If you do not comply with the terms of your Agreement.

You must also pay any cost, including reasonable legal fees, which we incur in enforcing your Agreement.

28. Data Protection

You agree that we may process, disclose or transfer (including outside the EEA — European Economic Area - to other countries which are part of our international network from time to time) any personal data which we hold on or in relation to you provided that in doing so we take such steps as we consider reasonable to ensure that it is used only to fulfill our obligations under your Agreement; for work assessment and fraud prevention; or to make available information about new or beneficial products and services offered by us and other organizations which we consider may be of interest to you.

Please be aware that countries outside the EEA — European Economic Area - may not have laws in force to protect your personal data.

29. Applicable Law

Your Agreement is interpreted and enforced in accordance with the laws of the state in which the business center in question is located. We both accept the exclusive jurisdiction of the courts of such jurisdiction where the center is located.

FEES

In the following clauses any references to “fees” alone means all of the standard service fees, pay-as-you-use fees, the Business Services price, and the Connectivity Service price.

30. Standard Services

The standard fee, the Business Services price (if applicable), the Connectivity Service price (if applicable) and the Telecom Services price (if applicable) plus appropriate taxes and all other fees and charges referred to in our service Agreement, in accordance with our published rates which may change from time to time, are invoiced in respect of the services to be provided during the following month in advance in full on the 1st day (or such other day as we designate) of each month. You agree to pay promptly all (i) sales, use, excise and any other taxes, surcharges or license fees which you are required to pay to any governmental authority (and, at our request, will provide to use evidence of such payment), and (ii) any taxes paid by us attributable to your accommodation, including, without limitation, any gross receipts, rent and occupancy taxes, surcharge fees or tangible personal property taxes. The Business and Connectivity Service Packages or Business and Connectivity Supplemental Service are mandatory for the Cube and Hotdesk offering.

31. Additional Services

Fees for additional services, plus applicable taxes, in accordance with our published rates which may change from time to time, are invoiced in arrears and payable on the 1st day (or such other day as we designate) of the month following the calendar month in which the additional services were provided.

32. Service Retainer

You will be required to pay a service retainer equivalent to 2 months standard office fee on entering into your Agreement. This will be held by us as security for performance of all your obligations under your Agreement. The service retainer, or any balance after deducting outstanding fees, three months Business Continuation fee, and other costs due to us, will be returned to you within 30 days of the date you have settled your account with us in full. We may require you to pay an increased retainer if outstanding fees exceed the service retainer held or if you frequently fail to pay us when due.

33. Late Payment

If you do not pay fees when due, a service fee of $25.00 plus 5% interest will be charged on all overdue balances under $1,000.00 or a fee of $50.00 plus 5% interest on all overdue balances will be charged on all overdue balances of $1,000.00 or greater. If you dispute a part of any invoice you must pay the amount not in dispute by the due date or be subject to late fees. The amount of interest and fees we charge will be the lesser of the amounts stated, or the State’s legally enforceable maximum, whichever is the lesser. In the case of U.S. Government Contracts, the amount of interest and fees we charge will be lesser of the amounts stated or those set by the Secretary of the Treasury and implemented by the Prompt Payment Act.

34. Insufficient Check Fees

You will pay a fee of $25.00 or the maximum amount permitted by law for the return of any payment for insufficient funds.

35. Subordination

Your Agreement is subordinate to our lease with our landlord and to any other Agreements to which our lease with our landlord is subordinate.

36. Annual Increase

We will increase your current standard service fee on each and any annual anniversary of the start date of your Agreement by 4% or the CPI, whichever is greater, or such other broadly equivalent index which we substitute, over the previous year. This will only apply to Agreements that have an original start and end date constituting more than a 12 month term. Renewals do not fall under this category and will be renewed as per clause 19 above.

Client Initials	RIE

This Exhibit “A” is attached to and made a part of HQ, a member of the Regus Group Network (“HQ”) Service Agreement (the “Service Agreement”) between Tranzyme, Inc.  (“Client”) and HQ, entered as of this 6th day of May, 2005 for Suite 447, located at 4819 Emperor Blvd., Durham, NC 27703, USA.

WHEREAS the parties agree to modify certain terms of the Service Agreement as described herein:

This Addendum is made a part of the existing Service Agreement dated May 06, 2005.

Client to occupy offices 455, 456, 457, 466, and 471 until construction is completed per attached addendum B in suite 447. HQ shall be responsible for contracting to have the space demised and any associated improvements. Tranzyme agrees to front $18,000.00 on July 01, 2005 for such work. These funds will in effect pre-pay rent for July, August, and September, 2005. HQ agrees to waive the monthly office fee for Suite 447 during the first (3) months of occupancy of Suite 447. HQ will invoice Tranzyme for any balance due, including a staggered deposit schedule as detailed in Addendum C. HQ will be financially responsible for any construction cost above $18,000.00, with the exception of any special requests or additional requirements from Tranzyme.

The term of this Addendum shall be for 10 months terminating on February 28, 2006. Along with original service agreement, it will automatically renew for another six months if a termination or extension is not provided in writing by December 01, 2005. It is further provided that all of the other terms of the existing Service Agreement (and any subsequent Addenda) shall apply to the above noted suite and workstations and, except as set forth above, all of the terms and conditions of the existing Service Agreement (and any subsequent Addenda) shall remain in full force and effect.

AGREED to this 6th day of May, 2005

HQ, a member of the Regus Group Network			Tranzyme, Inc.

By:	/s/ Aaron M. Bittikofer		By:	/s/ Richard I. Eisenstadt
	Name:	Aaron M. Bittikofer		Name:	Richard I. Eisenstadt
	Title:	General Manager		Title:	CFO

RTP Center

4819 Emperor Blvd.

4th Floor

Durham NC 27703

T 919-313-4500    F 919-313-4508

N
RTP CENTER, NC
HQ GLOBAL
2 WORKSTATIONS, EN
1 WORKSTATION, EN
4 WORKSTATIONS, ES
2 WORKSTATIONS, E
2 WORKSTATIONS, ES
1 WORKSTATION, ES
3 WORKSTATIONS, IN
6 WORKSTATIONS, IN
447
12'
12'
12'
9'
16'
16'
15'
9'
10'
10'
12'
37'
44'

Note: Map not drawn to SCALE

This Exhibit “C” is attached to and made a part of HQ, a member of the Regus Group Network (“HQ”) Service Agreement (the “Service Agreement”) between Tranzyme, Inc.  (“Client”) and HQ, entered as of this 6th day of May, 2005 for Suite 447, located at 4819 Emperor Blvd., Durham, NC 27703, USA.

WHEREAS the parties agree to modify certain terms of the Service Agreement as described herein:

This Addendum is made a part of the existing Service Agreement dated May 06, 2005. Client agrees to pay a refundable service retainer to HQ due on the following dates:

MAY 09, 2005:	$1000
JUNE 01, 2005:	$3000
SEPT 01, 2005:	$6180

The term of this Addendum shall be for 10 months terminating on February 28, 2006. Along with original service agreement, it will automatically renew for another six months if a termination or extension is not provided in writing by December 01, 2005. It is further provided that all of the other terms of the existing Service Agreement (and any subsequent Addenda) shall apply to the above noted suite and workstations and, except as set forth above, all of the terms and conditions of the existing Service Agreement (and any subsequent Addenda) shall remain in full force and effect.

AGREED to this 6th day of May, 2005

HQ, a member of the Regus Group Network			Tranzyme, Inc.

By:	/s/ Aaron M. Bittikofer		By:	/s/ Richard I. Eisenstadt
	Name:	Aaron M. Bittikofer		Name:	Richard I. Eisenstadt
	Title:	General Manager		Title:	CFO

RTP Center

4819 Emperor Blvd.

4th Floor

Durham NC 27703

T 919-313-4500 F 919-313-4508

Office Agreement Addendum

This Office Agreement Addendum (“Addendum”) is made and entered into on the 6 day of May, 2005, by and between HQ GLOBAL WORKPLACES, INC. (“HQ”) and Tranzyme Inc. (“Client”).

Recitals

A.            Client and HQ are parties to that certain Office Agreement (“Office Agreement”) dated May 6, 2005 in which HQ provides certain services and facilities to you.

B.            The parties desire to amend the terms of the Office Agreement under the following terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the parties agree as follows:

1.               Duration will be amended by deleting the entire section and replacing it with the following verbiage, “Your agreement lasts for the period stated in it and will then automatically terminate.  In the event you stay in the space after the termination, you will be bound by the terms and conditions of the original agreement and a holdover fee of 110% of the standard fee will be charged and can only be for a duration of 3 months after terminating date on agreement.  After that period of time you must either vacate the premises or enter into a new service agreement.”

2.               Bringing your agreement to an end will be amended by changing the length of termination from ninety (90) days to sixty (60) days.  For all agreements on a month — to — month basis shall only need fourteen (14) day’s notice.

3.               When your agreement ends will be amended by charging a fee of $175 for normal wear and tear if HQ elects to charge client.  The Virtual Office agreement on exiting after termination will be an option not a mandatory service.

4.               Clause 30 will only apply to the Business Services Guide.  All fixed recurring costs, excluding monthly office fee, do not apply.

In Witness Whereof, the parties have executed this Addendum as of the date first above written.

Client:

Tranzyme Inc.

By:	/s/ Richard I. Eisenstadt
Name:	Richard I. Eisenstadt
Title:	CFO

HQ:

HQ GLOBAL WORKPLACES, INC.

By:	/s/ Aaron M. Bittikofer
Name:	Aaron M. Bittikofer
Title:	General Manager

Renewal Agreement

Client Details
Company Name:	Tranzyme	Center:	Durham Imperial
Contact Name:	Richard Eisenstadt	Reference No.:	2596841

[ILLEGIBLE]

		[ILLEGIBLE]
		12 Months	Months	Months
Office Number	Market Office Fee	Option A	Option B	Option C
441	1,320.00	844.80
446	1,010.00	598.00
447	12,240.00	7,833.60
448	1,330.00	851.20
449	1,400.00	896.00
478	810.00	518.40

Total per Month		11,542.00			USD

Start Date of Renewal:	December 1, 2009

Comments:

Client will have a 60 day notice period from the agreement end date. Original terms, conditions and addendums remain unchanged. (See Addendums A, B and C)

Please place an “X” in the shaded box next to your preferred option:

Option A: I agree	☒

Option B: I agree	☐

Option C: I agree	☐

I do not wish to renew	☐

/s/ Richard I. Eisenstadt	30 Sep 09
SIGNED on your behalf (Client) Richard I. Eisenstadt	Date